Exhibit 99.1

The St. Joe Company Reports Second Quarter 2010 Results

Files First Lawsuit in Connection with the Deepwater Horizon Incident

WATERSOUND, Fla.--(BUSINESS WIRE)--August 5, 2010--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the second quarter ended June 30, 2010 of $(8.6) million, or $(0.09) per share, including a pre-tax restructuring charge of $1.2 million or $0.01 per share after tax. This compares to a Net Loss in the second quarter of 2009 of $(44.8) million, or $(0.49) per share, which included pre-tax non-cash charges of $64.7 million or $0.43 per share after tax.

Net Loss for the first half of 2010 was $(20.0) million, or $(0.22) per share. This compares to a Net Loss during the same period of 2009 of $(56.9) million, or $(0.62) per share, which included pre-tax non-cash charges of $66.2 million or $0.44 per share after tax.

Deepwater Horizon Incident

The Company is assessing the financial impact from the Deepwater Horizon incident in the Gulf of Mexico on its current and future business operations and prospects, and has retained legal counsel to direct the review and analysis of the various legal claims and remedies available to the Company. On August 4, 2010, St. Joe filed its first lawsuit seeking the recovery of damages in connection with the Deepwater Horizon incident. The assessment process and any resulting litigation are expected to continue for an extended period of time.

“In spite of the oil spill, we continue to focus on the long-term value of our land holdings,” said St. Joe's President and CEO, Britt Greene. “Prior to the oil spill, we had seen momentum building in our operations; however, the oil spill has adversely impacted our markets and has created uncertainty about the future of the Gulf Coast region.”

Segment Results

During the second quarter in its residential business, St. Joe accepted contracts on 20 homesites throughout its communities at an average price of $135,400. The Company also closed on 11 homesites at an average price of $109,000 in the resort communities of WaterColor and WaterSound West Beach in Walton County and five homesites at an average price of $56,700 in the primary community of Hawks Landing in Bay County.

As part of the Company’s commercial focus, St. Joe launched VentureCrossings Enterprise Centre at West Bay during the second quarter. VentureCrossings encompasses the first 1,000 acres to be developed by St. Joe within the West Bay Sector Plan adjacent to the Northwest Florida Beaches International Airport. It includes 100 acres designated for retail, office and hotel uses, approximately 300 acres for light industrial uses, and approximately 600 acres for manufacturing, distribution and logistics uses.

Within VentureCrossings, site development has begun and construction is scheduled to begin this year on a Class-A office building that St. Joe will occupy as part of its previously announced corporate headquarters relocation.

The Company will also break ground this year on a light industrial building within VentureCrossings and has plans to develop an initial 300-space long-term covered parking facility at the entrance to the airport. The covered parking facility is expected to be operational by the spring of next year.

As the Company remains focused on selling smaller tracts rather than larger, contiguous acreage, St. Joe had limited rural land sales during the second quarter and generated $0.4 million from the sale of 42 acres at an average price of $9,482 per acre. The Company also generated $0.4 million from an easement transaction during the second quarter and recognized $0.4 million from previously deferred sales.

Forestry revenues during the second quarter were $7.8 million, an increase of $0.6 million from the second quarter of 2009, primarily due to the increased sales price per ton on sawtimber.

Northwest Florida Beaches International Airport

“The successful opening of the new airport has made the region more easily accessible to the rest of the country and the global marketplace,” said Greene. “Although we remain concerned about the impact of the oil spill, we continue to believe the airport has the potential to greatly accelerate the positive transformation that is occurring in Northwest Florida and contribute to the economic prosperity the region will realize over the coming decades.”

St. Joe and Southwest Airlines have entered into a strategic alliance agreement providing for low-fare air service to the new airport. As part of the three-year agreement which commenced on May 23, 2010, the Company has agreed to reimburse Southwest Airlines if it incurs losses on its service at the new airport. During the second quarter there was no required reimbursement payment to Southwest Airlines.

Balance Sheet

At June 30, 2010, St. Joe had cash of $138.9 million, pledged treasury securities of $26.2 million and debt of $38.9 million, $26.2 million of which is defeased debt. The Company's $125 million revolving credit facility remained undrawn at June 30, 2010. Subsequent to the end of the quarter, St. Joe received a $67.7 million tax refund from the United States Department of the Treasury.

"With our nearly debt-free balance sheet, efficient cost structure and more than 300,000 acres of land within 40 miles of the new airport, we have positioned the Company to take advantage of the increased economic activity that we expect to realize as a result of the opening of the new airport,” said William S. McCalmont, St. Joe’s Executive Vice President and CFO.

Capital expenditures for the first six months of 2010 were $6.0 million, compared to $9.4 million for the same period in 2009, a reduction of 36 percent. In addition, St. Joe incurred cash overhead costs of $11.9 million during the quarter, compared to $14.4 million for the second quarter last year, a 17 percent reduction.

Land Holdings and Land Use Entitlements

On June 30, 2010, St. Joe owned approximately 577,000 acres, concentrated primarily in Northwest Florida. Approximately 404,000 acres, or 70 percent of the Company's total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On June 30, 2010, St. Joe's land-use entitlements in hand or in process totaled approximately 31,600 residential units and approximately 11.6 million square feet of commercial space, as well as an additional 646 acres with land-use entitlements for commercial uses.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Real estate sales	$2.8	$20.2	$4.7	$28.8
Resort and club revenues	10.8	10.5	15.4	15.1
Timber sales	7.8	7.2	14.2	13.3
Other revenues	0.6	1.2	1.0	2.0
Total revenues	22.0	39.1	35.3	59.2
Expenses
Cost of real estate sales	1.1	11.6	1.7	15.7
Cost of resort and club revenues	9.6	9.9	16.1	16.4
Cost of timber sales	5.1	5.2	9.5	9.6
Cost of other revenues	0.6	0.6	1.1	1.2
Other operating expenses	7.6	12.2	15.5	23.3
Corporate expense, net	8.1	5.8	13.5	14.1
Pension settlement charge	--	44.7	--	44.7
Restructuring charge	1.2	--	2.7	--
Impairment losses	0.5	19.9	0.6	21.5
Depreciation and amortization	3.4	4.0	6.9	7.8
Total expenses	37.2	113.9	67.6	154.3
Operating loss	(15.2)	(74.8)	(32.3)	(95.1)
Other income (expense)	0.5	0.9	--	2.0
Pretax loss from continuing operations	(14.7)	(73.9)	(32.3)	(93.1)
Income tax (expense) benefit	6.1	28.5	12.7	35.7
Equity (loss) in income of unconsolidated affiliates	--	--	(0.4)	--
Discontinued operations, net of tax	--	(0.1)	--	(0.2)
Net loss	(8.6)	(45.5)	(20.0)	(57.6)
Less: Net loss attributable to non-controlling interest	--	0.7	--	0.7
Net loss attributable to The St. Joe Company	$(8.6)	$(44.8)	$(20.0)	$(56.9)
Net loss per share	$(0.09)	$(0.49)	$(0.22)	$(0.62)

Weighted average shares outstanding	91,727,508	91,364,842	91,594,812	91,288,049

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Residential
Real estate sales	$1.6	$11.7	$2.2	$15.7
Resort and club revenues	10.8	10.5	15.4	15.1
Other revenues	0.5	1.0	0.9	1.8
Total Residential	12.9	23.2	18.5	32.6
Commercial
Real estate sales	--	0.1	0.3	0.5
Rental revenues	0.1	0.1	0.1	0.2
Total Commercial	0.1	0.2	0.4	0.7
Rural Land sales	1.2	8.5	2.2	12.6
Forestry sales	7.8	7.2	14.2	13.3
Total revenues	$22.0	$39.1	$35.3	$59.2

Summary Balance Sheet

	June 30, 2010	December 31, 2009
Assets
Investment in real estate	$748.2	$749.5
Cash and cash equivalents	138.9	163.8
Notes receivable	10.4	11.5
Pledged treasury securities	26.2	27.1
Prepaid pension asset	39.0	42.3
Property, plant and equipment, net	13.6	15.3
Income taxes receivable	67.8	63.7
Other assets	29.5	26.2
Total assets	$1,073.6	$1,099.4

Liabilities and Equity
Debt	$38.9	$39.5
Accounts payable, accrued liabilities	105.3	106.3
Deferred income taxes	45.6	57.3
Total liabilities	$189.8	$203.1
Total equity	883.8	896.3
Total liabilities and equity	$1,073.6	$1,099.4

Debt Schedule

	June 30, 2010	December 31, 2009
Defeased debt	$26.2	$27.1
Community Development District debt	12.7	12.4
Total debt	$38.9	$39.5

Cash Overhead

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Other operating expenses	$7.6	$12.2	$15.5	$23.3
Corporate expense	8.1	5.8	13.5	14.1
Total GAAP overhead	$15.7	$18.0	$29.0	$37.4
Plus overhead capitalized	0.3	0.4	0.7	1.1
Less non-cash overhead	(4.1)	(4.0)	(5.2)	(6.8)
Total cash overhead	$11.9	$14.4	$24.5	$31.7

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Employee costs	$5.3	$4.1	$11.2	$12.0
Non-cash stock compensation costs	1.4	3.6	2.8	6.6
Property taxes and insurance	2.7	3.9	5.5	8.1
Marketing and homeowner association cost	1.2	1.8	2.5	2.9
Occupancy, repairs and maintenance	1.0	1.4	1.9	3.3
Professional fees	1.1	2.3	2.3	4.4
Other	0.8	1.7	1.5	2.0
Pension expense (income)	2.5	(0.4)	2.0	(0.8)
Capitalized costs	(0.3)	(0.4)	(0.7)	(1.1)
Total other operating and corporate expense	$15.7	$18.0	$29.0	$37.4

Conference Call Information

On August 5, 2010, at 10:30 a.m. (EDT), St. Joe will host a conference call to review the Company’s results for the second quarter ended June 30, 2010.

If you wish to participate in the call, please phone 888.208.1711 (for domestic calls) or 913.312.0411 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is: 7910434. St. Joe will also webcast the conference call in a listen-only format on the Company’s website.

On the afternoon of the call, you may access a replay of the call by phoning 888.203.1112 (for domestic calls) or 719.457.0820 (for international calls) using access code 7910434. Access to the replay will be available until 11:59 PM (EDT) on August 9, 2010. A webcast archive of the conference call will be posted to the Company’s website approximately 90 minutes following the call and will be available until August 12, 2010.

About St. Joe

The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida's largest real estate development companies and Northwest Florida's largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “should,” “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial demand, opportunities and entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including commercial developers and homebuilders;
  future amounts of capital expenditures;
  the amount and timing of future tax refunds;
  timeframes for future construction and development activity; and
  the projected economic impact of the new Northwest Florida Beaches International Airport.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a delay in the recovery of real estate markets in Florida and across the nation, or any further downturn in such markets;
  any renewed crisis in the national financial markets and the financial services and banking industries;
  a delay in the recovery of national economic conditions, or any further economic downturn;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the adverse impact to Northwest Florida, the Gulf of Mexico and other coastal states resulting from the large oil spill from the Deepwater Horizon incident;
  The possible negative effects from any future oil spill incidents or perceived risk regarding the possibility of future oil spill incidents;
  possible negative effects from oil or natural gas drilling if permitted off the coast of Northwest Florida;

  availability of mortgage financing, increases in foreclosures and increases in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and their impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and homesites and residential or resort properties or a decrease in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  decreases in pricing of our products and the related profit margins;
  increases in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new Northwest Florida Beaches International Airport;
  a reduction or termination of air service at Northwest Florida Beaches International Airport, especially any reduction or termination of Southwest Airlines’ service;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  potential liability relating to construction defects;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  increases in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and decreases in the availability of property insurance in Florida;
  high property tax rates in Florida, and future increases in such rates;
  significant tax payments arising from any acceleration of deferred taxes;
  increases in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2010, The St. Joe Company. “St. Joe,” “VentureCrossings” and the

"Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe Investor Contact:
David Childers, 904-301-4302
dchilders@joe.com
or
Media Inquiries Regarding the Deepwater Horizon Litigation:
Travis J. Carter – Bickel & Brewer
214-653-4856
tcarter@bickelbrewer.com
or
St. Joe Media Contact:
James McCusker – ICR, LLC.
203-682-8245
jmccusker@icrinc.com